                                                 PURSUANT TO RULE NO. 424(b)(3)
                                                 REGISTRATION NO. 333-19923


PROSPECTUS SUPPLEMENT NO. 9
(TO THE PROSPECTUS DATED MAY 30, 1997)

                        11,000,000 PREFERRED SECURITIES
                         HOST MARRIOTT FINANCIAL TRUST
           6-3/4% CONVERTIBLE QUARTERLY INCOME PREFERRED SECURITIES
                       (CONVERTIBLE QUIPSSM* SECURITIES)
              (LIQUIDATION PREFERENCE $50 PER PREFERRED SECURITY)
FULLY AND UNCONDITIONALLY GUARANTEED BY, AND CONVERTIBLE INTO COMMON STOCK OF,
                           HOST MARRIOTT CORPORATION

                               ---------------

  This Prospectus Supplement No. 9 supplements and amends the Prospectus dated May 30, 1997, as supplemented by the Prospectus Supplement dated July 18, 1997, the Prospectus Supplement No. 2 dated August 1, 1997, the Prospectus Supplement No. 3 dated August 21, 1997, the Prospectus Supplement No. 4 dated September 12, 1997 and the Prospectus Supplement No. 5 dated October 21, 1997, the Prospectus Supplement No. 6 dated December 3, 1997, the Prospectus Supplement No. 7 dated January 8, 1998 and the Prospectus Supplement No. 8 dated March 2, 1998 (the "Prospectus") relating to (i) the 6-3/4% Convertible Quarterly Income Preferred Securities (the "Preferred Securities"), which represent preferred undivided beneficial ownership interests in the assets of Host Marriott Financial Trust, a statutory business trust formed under the laws of the State of Delaware and (ii) the shares of common stock of Host Marriott Corporation, a Delaware corporation (the "Company"), par value $1 per share (the "Company Common Stock"), issuable upon conversion of the Preferred Securities.

  The table on pages 73 through 76 of the Prospectus, which sets forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective amounts of Preferred Securities beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus (as supplemented and amended) (the "Selling Holder Table"), is hereby amended so that the following line item is deleted in its entirety:

Any other Holder of Convertible Preferred Securities or
Future Transferee from any such Holder...................... 747,300 2,008,443

  The following line item:

Van Campen American Capital Harbor Fund.....................  85,000   228,446
  is hereby deleted in its entirety and replaced with:

Van Campen Harbor Fund......................................  85,000   228,446


  Additionally, the following new line items are added to the Selling Holder
Table:

Bear Stearns & Co. Inc......................................      10        27
Capital Income Builder, Inc................................. 400,000 1,075,040
CIBC Oppenheimer Corp.......................................     800     2,150
Goldman, Sachs & Co......................................... 228,200   613,310
McMahan Securities Company, L.P.............................  32,000    86,003
Pell Rudman Trust Co. N.A...................................   6,000    16,126
The Income Fund of America, Inc............................. 800,000 2,150,080
UBS Securities LLC..........................................  30,000    80,628

  The Prospectus, together with this Prospectus Supplement No. 9, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Preferred Securities and the Company Common Stock issuable upon conversion of the Preferred Securities. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)".

                               ---------------

PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.

                               ---------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
    PASSED  UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  PROSPECTUS.   ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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*QUIPS is a servicemark of Goldman, Sachs & Co.

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         The date of this Prospectus Supplement is September 24, 1998